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                                FOLEY & LARDNER

                                                                     EXHIBIT 8.2

CHICAGO                       POST OFFICE BOX 240                    SACRAMENTO
DENVER                  JACKSONVILLE, FLORIDA 32201-0240              SAN DIEGO
JACKSONVILLE                THE GREENLEAF BUILDING                SAN FRANCISCO
LOS ANGELES                    200 LAURA STREET                     TALLAHASSEE
MADISON                 JACKSONVILLE, FLORIDA 32202-3510                  TAMPA
MILWAUKEE                  TELEPHONE (904) 359-2000            WASHINGTON, D.C.
ORLANDO                    FACSIMILE (904) 359-8700             WEST PALM BEACH

                             January 21, 1999

Regency Realty Corporation
121 West Forsyth Street, Suite 200
Jacksonville, Florida 32202

Re: Regency Realty Corporation
   Qualification as Real Estate Investment Trust

Ladies and Gentlemen:

You have requested our opinions with respect to qualification of Regency Realty Corporation ("Regency") as a real estate investment trust (a "REIT") for federal income tax purposes and, specifically, that the performance of the Agreement and Plan of Merger (the "Merger Agreement") dated September 23, 1998, by and between Pacific Retail Trust ("Pacific Retail") and Regency will not jeopardize the status of Regency as a REIT under the Internal Revenue Code of 1986, as amended, (the "Code"), as required by Section 7.1(f) of the Merger Agreement.

In providing this opinion, we have relied on (i) representations provided by Regency concerning certain facts underlying and relating to its qualification as a "real estate investment trust," certain facts underlying and relating to the merger, and the Regency Board of Directors' adoption of the Amendment to Articles of Incorporation of Regency described in the Registration Statement on Form S-4 (the "Registration Statement"), (ii) the description of the transaction as set forth in the Merger Agreement and the exhibits thereto,
(iii) the description of the transaction as set forth in the Joint Proxy Statement and Prospectus included as part of the Registration Statement and the exhibits thereto, and (iv) representations provided by Pacific Retail concerning certain facts underlying and relating to (x) the Merger and (y) its qualification as a "real estate investment trust."

In connection with the opinions rendered below, we have assumed generally that:

  1. each of the documents referred to above has been duly authorized, executed, and delivered; is authentic, if an original, or is accurate, if a copy; and has not been amended;

  2. during its short taxable year ended December 31, 1993 and subsequent taxable years, Regency has operated and will continue to operate in such a manner that makes and will continue to make the factual representations contained in a certificate, dated as of the date hereof and executed by a duly appointed officer of Regency (the "Officer's Certificate"), true for such years;
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  3. Regency will not make any amendments to its organizational documents or to the organizational documents of Regency Realty Group, Inc., a Florida corporation ("Management Company"), or Regency Centers, L.P., after the date of this opinion that would affect its qualification as a REIT for any taxable year;

  4. no actions will be taken by Regency, or Management Company after the date hereof that would have the effect of altering the facts upon which the opinion set forth below is based.

In connection with the opinions rendered below, we also have relied upon the correctness of the factual representations contained in the Officer's Certificate.

Based solely on the documents and assumptions set forth above and the factual representations set forth in the Officer's Certificate, and without further investigation, we are of the opinion that:

  1. Regency has qualified to be taxed as a REIT pursuant to sections 856 through 860 of the Internal Revenue Code of 1986, as amended (the "Code"), for its taxable years ended, December 31, 1993 through December 31, 1997, and Regency's organization and current and proposed method of operation has enabled it and will continue to enable it to continue to satisfy the requirements for qualification as a REIT provided Regency meets and continues to meet the asset composition, source of income, shareholder diversification, distribution and other requirements of the Code necessary for Regency to qualify as a REIT. We have performed no due diligence and have made no efforts to verify the accuracy and genuineness of the documents and assumptions set forth above, and the representations set forth in the Officer's Certificate. We will not review on a continuing basis Regency's compliance with such documents, assumptions or representations. Accordingly, no assurance can be given that the actual results of Regency's operations for its 1998 and subsequent taxable year, will satisfy the requirements for qualification and taxation as a REIT.

  2. Regency's failure to qualify as a domestically controlled REIT as defined in section 897(h) of the Code will not jeopardize the status of Regency as a "real estate investment trust" under the Code.

  3. The performance of the Merger Agreement will not jeopardize the status of Regency as a "real estate investment trust" under the Code.

This opinion is based on current provisions of the Code, the Treasury regulations promulgated thereunder, and interpretations of the Code and such regulations by the courts and the Internal Revenue Service, as they are in effect and exist at the date of this opinion. It should be noted that statutes, regulations, judicial decisions and administrative interpretations are subject to change at any time and, in some circumstances, with retroactive effect. A material change that is made after the date hereof in any of the bases for our opinion could adversely affect our conclusions.
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We hereby consent to the inclusion of this opinion as Exhibit 8.2 to the
Registration Statement and to the reference to this firm under the caption "The Merger -- Material Federal Income Tax Consequences" in the Joint Proxy Statement and Prospectus. In giving this consent we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules or regulations of the Securities and Exchange Commission promulgated thereunder.

                                          Sincerely,

                                          Foley & Lardner